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                                                                       Exhibit 8

                     [Fried Frank Harris Shriver & Jacobson]

December 3, 2001

UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

     We have acted as counsel to UtiliCorp United Inc. ("UtiliCorp"), in connection with the exchange offer (the "Offer") and merger (the "Merger") described in the prospectus included on the Registration Statement on Form S-4 of UtiliCorp filed with the Securities and Exchange Commission under the Securities Act of 1933 on December 3, 2001 (the "Prospectus"). As described in the Prospectus, UtiliCorp is offering to exchange common stock of UtiliCorp for all of the issued and outstanding Class A common stock of Aquila, Inc. ("Aquila"), provided that certain conditions are satisfied. If the Offer is completed successfully, a wholly owned subsidiary of UtiliCorp ("Merger Sub") will be merged with and into Aquila, whereupon Aquila will be the surviving corporation, the separate existence of Merger Sub will cease, and Aquila will become a wholly-owned subsidiary of UtiliCorp.

     In connection with our opinion, we have reviewed and relied on (i) the Prospectus, (ii) certain representations made by and on behalf of UtiliCorp in an officer's certificate, dated as of the date hereof (the "Officer's Certificate"), and (iii) such other documents, information and materials as we have deemed necessary or appropriate. We have assumed that (i) UtiliCorp has acted, and will act, as described in the Prospectus, (ii) the Offer will be completed as described in the Prospectus and any ancillary documents without the waiver or modification of any terms and conditions as set forth therein, (iii) the Merger will be consummated promptly after the completion of the Offer as described in the Prospectus without the waiver or modification of any terms and conditions as set forth therein and (iv) the Merger is authorized by and will be effected pursuant to applicable state law. Furthermore, we have not attempted to verify independently the representations and statements in the Officer's Certificate and the Prospectus and have assumed that all representations contained in the Officer's Certificate and the disclosure

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contained in the Prospectus are, and at the time of the Offer and Merger will be, true, accurate and complete in all respects without regard to any qualifications as to knowledge and belief.

     The opinions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, case law and rulings and other pronouncements of the Internal Revenue Service as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed prior to the time of the Offer and Merger, or at any other time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent change. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

     This letter addresses only the specific United States federal income tax consequences of the Offer and Merger and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Offer and Merger.

     Based upon and subject to the foregoing and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described above, we are of the opinion that the Offer and Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of UtiliCorp and Aquila will be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, we hereby confirm that the discussion set forth in the Prospectus under the caption "Material U.S. Federal Income Tax Consequences" to the extent the statements contained therein purport to summarize matters of United States federal income tax law or legal conclusions with respect thereto, and subject to the qualifications, limitations and assumptions contained therein, fairly summarize the matters set forth therein. No opinion is expressed on any matters other than those specifically referred to herein.

     The foregoing opinions reflect our legal judgment solely on the issues expressly presented and discussed herein. Our opinion is limited to legal rather than factual matters. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with this opinion.

     This opinion is being furnished to you for use in connection with the Registration Statement on Form S-4 of which the Prospectus is a part and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to that Registration Statement and to the references to this firm in the Prospectus under the caption "Material United States Tax Consequences." In giving


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this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.


Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

By /s/ Robert Cassano
   --------------------------
Robert Cassanos


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